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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report: September 3, 2004
Date of earliest event reported: September 3, 2004

PFIZER INC.
(Exact name of registrant as specified in its charter)

Delaware	1-3619	13-5315170
(State or other Jurisdiction of incorporation)	(Commission File Number)	I.R.S. Employer Identification No.)
235 East 42nd Street New York, New York (Address of principal executive offices)
10017 (Zip Code)

Registrant's telephone number, including area code:

(212) 573-2323

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2{b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On September 3, 2004, Pfizer Inc. (the “Company”) issued a press release announcing that the Company and its wholly owned subsidiary, Quigley Company, Inc.(“Quigley”), (together, the “companies”) have taken steps which, with court approval, will resolve all pending and future claims against the companies in which claimants allege personal injury from exposure to Quigley products containing asbestos, silica, or mixed dust. Quigley was acquired by Pfizer in 1968 and sold small amounts of products containing asbestos until the early 1970s.

Pfizer will take a charge of $369 million before-tax ($229 million after-tax) in the third quarter in connection with these matters. Quigley will file a Chapter 11 reorganization plan in the U.S. Bankruptcy Court for the Southern District of New York that must be approved by the court and confirmed by a vote of 75 percent of the claimants. In connection with that filing, Pfizer has entered into settlement agreements with lawyers representing more than 80 percent of the individuals with claims against the two companies that provide for a total of $430 million in payments. The reorganization plan will establish a trust for the payment of all remaining pending claims as well as any future claims alleging injury from exposure to Quigley products. If approved by the court, the reorganization plan will result in a permanent injunction directing all future claims alleging personal injury from exposure to Quigley products to the Trust.

A copy of the press release, which includes further details about these matters, is attached as Exhibit 99 and is incorporated herein by reference.

Item 9.01(c).	Exhibits

Exhibit 99	Press Release of Pfizer Inc. dated September 3, 2004.

SIGNATURE

Under the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the authorized undersigned.

PFIZER INC.

By: /s/Margaret M. Foran Margaret M. Foran
Title: Vice President-Corporate Governance and Secretary
Dated: September 3, 2004

EXHIBIT INDEX

Exhibit No.	Description

99	Press Release of Pfizer Inc. dated September 3, 2004.